Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

December 6, 2024

Celcuity Inc.

16305 36th Avenue North, Suite 100

Minneapolis, Minnesota 55446

Ladies and Gentlemen:

We have acted as counsel to Celcuity Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated December 6, 2024 (the “Prospectus Supplement”) to the prospectus dated December 2, 2024 (together with the Prospectus Supplement, the “Prospectus”), related to the offering of up to $125,000,000 of common stock, par value $0.001 per share (“Common Stock”), that may be issued and sold (the “Shares”) under an Open Market Sale AgreementSM entered into by the Company with Jefferies LLC on February 4, 2022 (the “Sale Agreement”). The Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-281887) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

As counsel for the Company, we are familiar with the Certificate of Incorporation of the Company, as amended to the date hereof (the “Certificate of Incorporation”), and the Bylaws of the Company, as amended to the date hereof (the “Bylaws”), and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Sale Agreement and (iv) the proceedings taken by the Company in connection with the authorization of the Sale Agreement and the Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.

Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that, when (i) the Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with the provisions of the Sale Agreement, and (ii) certificates representing the Shares have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof (or in the case of Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Shares), then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion assumes that (a) the Registration Statement and any amendments relating thereto will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Shares are issued, (i) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the issuance of such Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of Common Stock under the Certificate of Incorporation, (e) all certificates evidencing any Shares will be in the form required by law and approved for issuance by the Company, (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware, and (g) future issuances of Shares will be made in accordance with the parameters established by the Board of Directors or a Pricing Committee of the Board of Directors, as such parameters may be established from time to time.

December 6, 2024

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon the certifications, documents, and proceedings submitted to us for review, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on the date hereof without implying or admitting that we are “experts” within the meaning of the Securities Act or other rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

Faegre Drinker Biddle & Reath LLP